Exhibit 99.1

ARMSTRONG FLOORING REPORTS THIRD QUARTER 2019 RESULTS

Third Quarter 2019 Highlights

•	Net Sales of $165.6 Million

•	Net Loss of $31.4 Million and Adjusted Net Loss of $11.1 Million

•	Adjusted EBITDA of $8.8 Million

•	Updates Full Year 2019 Outlook

Lancaster, PA, November 5, 2019. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient flooring products, today reported financial results for the third quarter ended September 30, 2019.

Michel Vermette, President and Chief Executive Officer, commented, “Since joining the Company in September I have spent time assessing the business, and it is clear that the current performance does not reflect the Company’s potential. I have begun working with the teams to initiate a comprehensive review of all aspects of the business to allow us to address operational challenges, optimize our product portfolio, expand our customer reach, streamline processes and implement numerous best practices to better capitalize on market opportunities. As we begin the effort needed to overhaul and modernize the business, I am confident that the long-term upside for our Company will be significant.”

Third Quarter 2019 Results Compared with Third Quarter of 2018 Results

(Dollars in millions except per share data)	Three Months Ended September 30,
	2019	2018	Change
Net sales	$165.6	$208.9	(20.7%)
Operating income (loss)	($28.2)	$4.4	NM
Net income (loss)	($31.4)	$7.9	NM
Diluted income (loss) per share	($1.44)	$0.30	NM
Adjusted EBITDA	$8.8	$24.4	(63.9%)
Adjusted EBITDA margin	5.3%	11.7%	(640 bps )
Adjusted net income (loss)	($11.1)	$10.5	NM
Adjusted diluted income (loss) per share	($0.51)	$0.40	NM

In the third quarter of 2019, net sales decreased 20.7% to $165.6 million from $208.9 million in the third quarter of 2018, including an adverse currency impact of 90 basis points. The decrease in net sales was primarily due to unfavorable volumes and mix. Lower volumes in the third quarter of 2019 primarily reflected an unfavorable comparison in 2018 due to significant customer purchases in the distribution channel in anticipation of U.S. tariffs along with what the Company believes to be weaker performance by several distributors in 2019. Volume was below expectations due to further inventory reductions combined with share loss in some categories within the distribution channel, and mix was driven by lower relative LVT sales as a result of distributor stocking activity in the prior year quarter.

The net loss in the third quarter of 2019 was $31.4 million, or diluted loss per share of $1.44, as compared to a net income of $7.9 million, or diluted income per share of $0.30, in the prior year quarter. The third quarter 2019 included pre-tax charges of $23.3 million primarily related to inventory write-down, merchandizing write-off, executive transition and business optimization costs. Adjusted net loss was $11.1 million, or adjusted diluted loss per share of $0.51, as compared to an adjusted net income of $10.5 million, or adjusted diluted income per share of $0.40, in the prior year quarter.

Third quarter 2019 adjusted EBITDA was $8.8 million, as compared to $24.4 million in the prior year quarter. The decrease in adjusted EBITDA was primarily attributable to lower net sales and increased input cost inflation pressure, partially offset by improved productivity and lower SG&A spending.

At September 30, 2019, the Company had cash and cash equivalents $66.6 million and long-term debt of $72.1 million.

Full Year 2019 Outlook

For the full year 2019, the Company has revised its expectation for adjusted EBITDA, which it now anticipates to be in the range of $20 million to $25 million. This adjustment is primarily attributable to recent sales trends and cost pressures. The Company continues to expect capital expenditures to be approximately $30 million for the full year 2019. The Company expects to experience a typical seasonal cash draw in the fourth quarter of 2019.

“While the team is disappointed in the persistent topline challenges and acknowledges that it will take some time to improve results, we are committed to taking decisive actions to achieve the Company’s potential,” commented Mr. Vermette.

Conference Call and Webcast

The Company will hold a live webcast and conference call to review third quarter results on Tuesday, November 5, 2019 at 10:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13695294.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is North America’s largest producer of resilient flooring products. The Company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Doug Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Communications Manager

717-672-7218

media@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions except per share data)

(Unaudited)

	Three months ended September 30,
	2019	2018
Net sales	$165.6	$208.9
Cost of goods sold	153.8	163.7

Gross profit	11.8	45.2
Selling, general, and administrative expense	40.0	40.8

Operating income (loss)	(28.2)	4.4
Interest expense	0.8	0.9
Other expense	0.7	0.9

Income (loss) from continuing operations before income taxes	(29.7)	2.6
Income tax benefit	—	(0.7)

Gain (loss) from continuing operations	(29.7)	3.3
Income from discontinued operations	—	4.6
Loss on disposal of discontinued operations	(1.7)	—

Net income (loss) from discontinued operations	(1.7)	4.6

Net income (loss)	$(31.4)	$7.9

Weighted average number of common shares outstanding - Basic	21.9	26.0

Basic income (loss) per share of common stock	$(1.44)	$0.31

Weighted average number of common shares outstanding - Diluted	21.9	26.2

Diluted income (loss) per share of common stock	$(1.44)	$0.30

Consolidated Balance Sheet

(Dollars in millions)

	September 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$66.6	$173.8
Accounts and notes receivable, net	43.2	39.0
Inventories, net	111.5	139.5
Other current assets	10.8	18.6

Total current assets	232.1	370.9
Property, plant, and equipment, net	281.2	296.1
Other non-current assets	42.0	41.2

Total assets	$555.3	$708.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$104.7	$141.4
Short-term debt and current portion of long-term debt	4.0	28.7
Other current liabilities	—	0.5

Total current liabilities	108.7	170.6
Long-term debt	68.1	70.6
Noncurrent lease liabilities	3.3	—
Postretirement benefit liabilities	51.9	55.7
Pension benefit liabilities	8.1	11.3
Other long-term liabilities	8.7	9.0

Total liabilities	248.8	317.2
Total stockholders’ equity	306.5	391.0

Total liabilities and stockholders’ equity	$555.3	$708.2

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the Company’s U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to its non-GAAP results for periods prior to completion of the sale of the Company’s wood flooring business. These adjustments represent the elimination of certain shared costs that were formerly allocated to the divested wood flooring segment and are intended to reflect, on a pro forma basis, the retroactive elimination of these costs in accordance with the Company’s ongoing cost optimization program which, when combined with certain payments under the Transition Services Agreement entered into with the purchaser, are expected to offset the impact of substantially all of these costs. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)
	Three Months Ended September 30,
	2019	2018
Net income (loss)	($31.4)	$7.9
Net (income) loss from discontinued operations	1.7	(4.6)
Interest expense	0.8	0.9
Other expense	0.7	0.9
Taxes	—	(0.7)

Operating income (loss)	(28.2)	4.4
Depreciation and amortization	12.9	11.4
Expenses related to inventory write-downs	13.6	—
Expenses related to merchandizing write-offs	6.0	—
Expenses related to executive transition	1.9	—
Expenses related to cost reduction initiatives, plant closures, and special projects	1.8	2.9
U.S. pension expense	0.8	1.0
Pro forma adjustment for corporate expense	—	4.7

Adjusted EBITDA	$8.8	$24.4

	Three Months Ended September 30,
	2019		2018
	$ million	Per diluted share	$ million	Per diluted share
Net income (loss)	($31.4)	($1.44)	$7.9	$0.30
Expenses related to inventory write-downs	13.6		—
Expenses related to merchandizing write-offs	6.0		—
Expenses related to executive transition	1.9		—
Expenses related to cost reduction initiatives, plant closures, and special projects	1.8		2.9
Pro forma adjustment for corporate expense	—		4.7
U.S. pension expense	0.8		1.0
Other expense	0.7		0.9
Tax impact of adjustments at statutory rate	(6.2)		(2.4)
Net (income) loss from discontinued operations	1.7		(4.6)

Adjusted net income (loss)	($11.1)	($0.51)	$10.5	$0.40

Rows and columns may not foot due to rounding.